Exhibit 10.1
AMENDMENT NO. 9
INTERNATIONAL PAPER COMPANY
UNFUNDED SUPPLEMENTAL RETIREMENT PLAN
FOR SENIOR MANAGERS
WHEREAS, effective as of January 1, 2008, the International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers (the "Plan") was amended and restated in its entirety;
WHEREAS, pursuant to Section 9 of the Plan, the Company reserves the right to amend, modify, or terminate the Plan at any time by action of the Board;
WHEREAS, the Charter of the Management Development and Compensation Committee of the Board (the "Committee"), as amended and restated as of December 11, 2012, provides that the Committee shall review and approve changes in Company retirement and benefit plans for senior management;
WHEREAS, the Company desires to amend the Plan to modify the provisions of the Plan concerning the discount rate used in calculating the lump sum payment under Section 6(A) of the Plan when the Company and an Eligible Employee mutually agree on a change in the Eligible Employee's previously announced anticipated Retirement Date; and
WHEREAS, the Committee has approved this amendment and has authorized the undersigned Plan Administrator to execute the amendment on its behalf;
NOW, THEREFORE, the Plan is amended effective as of November 1, 2019, as follows:

1.	By replacing "(i)" and "(ii)" in the last sentence of paragraph (ii) of Section 6. (B) with "(a)" and "(b)", respectively;

2.	By replacing "(i)" and "(ii)" in the last sentence of paragraph (iii) of Section 6. (B) with "(a)" and "(b)", respectively; and

3.	By adding a new paragraph (iv) to Section 6. (B) of the Plan, as follows:

(iv)    Notwithstanding the provisions of the foregoing paragraph (ii) of this Section 6. (B), in the event that an Eligible Employee and the Company mutually agree on a change in the previously announced anticipated Retirement Date of the Eligible Employee to an earlier or later date, in determining the lump sum payment of the

Eligible Employee's Supplemental Benefit, the discount rate shall be the lower of (a) the discount rate elected by the Eligible Employee under the provisions of paragraph (ii) of this Section 6. B; or (b) the Plan discount rate for the month of December preceding the Eligible Employee's Normal Payment Date. In the case of any Eligible Employee other than the Chief Executive Officer of the Company ("CEO"), the CEO shall have the authority to act for the Company in agreeing to a change in the Eligible Employee's anticipated Retirement Date. In the event that the CEO has proposed a change in his or her anticipated Retirement Date, approval of the Company of such proposed change may be granted only by the Committee.
4. In all respects not amended, the Plan is hereby ratified and confirmed.
IN WITNESS WHEREOF, this Amendment to the Plan is executed this 15th day of October , 2019.
INTERNATIONAL PAPER COMPANY
By: /s/ THOMAS J. PLATH
Name: Thomas J. Plath
Title. Senior Vice President, Human Resources and Global Citizenship, and Plan Administrator of the International Paper Company Unfunded Supplemental Retirement Plan For Senior Managers
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